Exhibit 99.1

Filed By: ThermoGenesis Corp.
Pursuant To Rule 425 Under The Securities Act Of 1933
Subject Company: ThermoGenesis Corp.
Commission File No.: 333-82900

TOTIPOTENTRX AND THERMOGENESIS ANNOUNCE SUCCESSFUL LAUNCH OF BONE MARROW TRANSPLANT PROGRAM

First Successful ABO-Incompatible Transplant Using ThermoGenesis’ Breakthrough
AXP® Platform

RANCHO CORDOVA, CA, LOS ANGELES, CA and NEW DELHI, INDIA – August 8, 2013 –TotipotentRX Corporation (“TotiRX”), Fortis Memorial Research Institute (“Fortis”) and ThermoGenesis Corp. (NASDAQ: KOOL) today announced the successful launch of their pediatric bone marrow transplant program at the Fortis-TotiRX Centre for Cellular Medicine in New Delhi, India.  This week, the new program achieved its first 100-day survival milestone following an allogeneic bone marrow engraftment in a pediatric patient with aplastic anemia using a donor with ABO-incompatible bone marrow having a major blood group mismatch (Patient B+ve, Donor A+ve).  The successful transplant was performed using the AXP® AutoXpress® Platform (“AXP”), and bone marrow software, a FDA and Drug Controller General of India (“DCGI”) approved cell processing platform from ThermoGenesis Corp.

“We are pleased to have achieved this important milestone for our allogeneic bone marrow transplant program,” said Dr. Venkatesh Ponemone, Director of Research and Clinical Affairs at TotiRX’s Centre for Cellular Medicine operating as Fortis-TotipotentRX.  “The AXP Platform, combined with the bone marrow MXP® MarrowXpress® (“MXP”) protocol, was an integral part of our success with this very challenging inaugural pediatric transplant.  In the past, we would have been required to use separation methodologies that reduced the donor red blood cells while unavoidably leading to a significant loss of the stem cells as well.  The loss of the precious stem cells increases the risk of engraftment failure in the patient.  The adoption of the AXP Platform is another step to improving our probability of a positive clinical outcome in these difficult cases.  We will continue to set the processing standard for isolating and concentrating stem cells from bone marrow aspirate and ensuring that all cells transplanted from our lab are delivered with the highest stringency on quality and potency,” he continued.

“The successful engraftment in this 10-year old patient demonstrates the quality of our bone marrow transplant program,” said Dr. Satya Prakash Yadav, Chief of Pediatric Hematology and Oncology at Fortis Memorial Research Institute where the transplant was completed.  “Our clinical expertise, TotiRX’s clinical scientists and ThermoGenesis’ advanced technology, combined with Fortis’ best-in-class facilities make this lifesaving therapy possible.  We are proud to lead a world-class team with the expertise to provide cutting edge cellular therapies to children suffering from advanced hematological diseases,” he continued.

ThermoGenesis’ advanced AXP bone marrow technology platform is optimally designed for red blood cell depletion and volume reduction having demonstrated significant recovery of blood stem cells, resulting in no adverse transfusion events and successful engraftment of the donor stem cells into the recipient patient.  Most current marrow separation methods are very cumbersome and involve several steps that may result in significant loss of viable stem cells.  To date, the AXP Platform has been used in more than 10,000 pediatric and adult treatments globally, and is an automated, functionally closed, sterile system that produces a stem cell concentrate in less than 20 minutes.  The AXP product is approved for use by the U.S. FDA, DCGI, China’s SFDA and other international regulatory bodies and carries a CE Certification.

“TotiRX is building a bridge from the cellular therapy bench to the patient’s bedside.  Our goal is to continue to provide cutting-edge clinical support services specifically catering to biological and cellular therapies in India,” said Kenneth L. Harris, Chairman and Chief Executive Officer of TotiRX.  “Our one-of-a-kind, in-hospital clinical research and cell production facility inside Fortis’ flagship research hospital can produce rapid, personalized (tailored) patient treatments using this ISO, cGMP, and Federally-registered clinical facility.  TotiRX, with Fortis Healthcare and ThermoGenesis, look forward to providing unmatched world-class capability and services to our clients,” he continued.

More About Aplastic Anemia and ABO-Incompatibility
Aplastic anemia is a blood disorder in which the body’s bone marrow fails to produce enough new blood cells.  Bone marrow transplantation is the only effective treatment for patients with severe aplastic anemia.  However, 30–40% of transplant candidates are unable to find a compatible donor.  Incompatibilities between recipient and donor blood cells, known as ABO-incompatibility, carry the risk of post-transplant hemolysis (the rupturing of the red blood cell membrane resulting in the release of hemoglobin and other blood cell components into the surrounding fluid), and other possibly fatal transplant complications.  Reducing the number of ABO-incompatible red blood cells in the donor marrow has been shown to greatly reduce these effects and increase the likelihood of success in ABO-incompatible bone marrow transplants.

About Fortis-TotipotentRX Centre for Cellular Medicine
The Fortis-TotipotentRX Centre for Cellular Medicine features a multi-million dollar cellular diagnostics laboratory and state-of-the-art, International Standards Organization (“ISO”) Class 7 cell therapy manufacturing suites with a significant cryopreservation infrastructure.  The Centre has implemented ThermoGenesis’ advanced AXP bone marrow technology platform, along with other advanced cell-based technologies ensuring every patient receives the highest quality stem cell transplants.  The facility has the capacity to perform over 1,000 bone marrow and cord blood transplants per year, a figure the companies hope to increase through expansion in Asia, Europe and North America.

About Fortis Healthcare Limited
Fortis Healthcare Limited. (NSE:  FORTIS) is a leading, pan Asia-Pacific, integrated healthcare delivery provider.  The company operates its healthcare delivery network in Australia, Canada, Dubai, Hong Kong, India, Mauritius, New Zealand, Singapore, Sri Lanka, Nepal and Vietnam with 76 hospitals, over 12,000 beds, over 600 primary care centers, 191 day care specialty centres, over 230 diagnostic centers and a talent pool of over 23,000 people.  For more information please visit www.FortisHealthcare.com.

About TotipotentRx Corporation
TotipotentRX Corporation, a U.S. based cellular therapy research and therapeutics organization offers the most advanced regenerative medicine programs in the Asian sub-continent.  They began their operations in India in 2008, and since inception have continued to build world-class clinical research and GMP infrastructure with their clinical partner Fortis Healthcare.  For more information please visit www.TotipotentRX.com.

About ThermoGenesis Corp.
ThermoGenesis Corp. (NASDAQ: KOOL) is a U.S. based leader in developing and manufacturing automated blood processing systems and disposable products that enable the separation, preservation and delivery of cell and tissue therapy products.  For more information please visit www.thermogenesis.com.

TotiRX and ThermoGenesis recently announced their entry into a merger agreement which will operate under the name Cesca Therapeutics.  The merger is subject to TotiRX and ThermoGenesis stockholder approval.

Contact:
Dr. Dalip Sethi
Clinical Research Office
TotipotentRX Corporation
dalip.sethi@totipotentrx.com

ThermoGenesis Corp. Investor Relations

+1-916-858-5107, or

ir@thermogenesis.com

http://www.thermogenesis.com

Forward Looking Statement

This press release contains forward-looking statements. Such forward-looking statements include but are not limited to that TotiRX and ThermoGenesis will provide unmatched world-class capability and service to their clients and that the proposed merger will be completed. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements.  A more complete description of risks that could cause actual events to differ from the outcomes predicted by ThermoGenesis forward-looking statements is set forth under the caption "Risk Factors" in its annual report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Non-Solicitation

This press release and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor shall there be any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information

In connection with the merger, ThermoGenesis intends to file a registration statement (including a prospectus) on Form S-4 with the Securities and Exchange Commission.  Holders of TotipotentRx Corporation Common Stock are urged to read the proxy statement/prospectus and any other relevant documents when filed because they contain important information about ThermoGenesis and the merger.  A proxy statement will be sent to holders of our Common Stock and a proxy statement/prospectus will be sent to holders of TotipotentRx Corporation common stock.  When filed, the proxy statement/prospectus and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov.  These documents can also be obtained free of charge from ThermoGenesis upon written request to ThermoGenesis Corporation, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742.